Exhibit 5

Suite 2800 1100 Peachtree St. Atlanta GA 30309-4530 t 404 815 6500 f 404 815 6555 www.KilpatrickStockton.com

July 29, 2009

Interface, Inc.
2859 Paces Ferry Road
Suite 2000
Atlanta, Georgia 30339

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Interface, Inc., a Georgia corporation (the "Company"), and each subsidiary of the Company lised on Annex A attached hereto (the "Guarantors") in connection with the Registration Statement on Form S-4 (the "Registration Statement") being filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended.

The Registration Statement relates to the issuance by the Company of up to an aggregate principal amount of $150,000,000 of its 11 3/8 % Senior Secured Notes Due 2013, Series B (the “Exchange Notes”).  The Indenture, dated as of June 5, 2009 (the “Indenture”), by and among the Company, the Guarantors and U.S. Bank National Association, as Trustee (the “Trustee”), provides for the guarantee of the Exchange Notes by each of the Guarantors to the extent set forth therein (the guarantees of the Guarantors are referred to herein as the “Guarantees”).  The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 11 3/8 % Senior Secured Notes Due 2013, Series A of the Company under the Indenture and as contemplated by the Registration Rights Agreement, dated as of June 5, 2009, by and among the Company, the Guarantors, and the Initial Purchasers named therein (the “Registration Rights Agreement”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This opinion letter is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5) of the Commission’s Regulation S-K.

For the purpose of furnishing this letter, we have examined, reviewed and relied upon the Registration Statement, the Indenture, the Registration Rights Agreement, the Security Documents, and the Intercreditor Agreement.  We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and company records, agreements, documents and other instruments, and have made such other investigations, as we have deemed relevant and necessary for purposes of the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

During the course of such examination and review, and in connection with furnishing the opinions set forth below, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authority of the person or persons who executed any such documents on behalf of any person or entity (other than the Company or the Guarantors), the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.  We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when the Registration Statement becomes effective and the Exchange Notes have been duly executed on behalf of the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, the Exchange Notes and the Guarantees will constitute valid and binding obligations of the Company and each of the Guarantors, respectively, enforceable against the Company and each of the Guarantors, respectively, in accordance with their terms.

The following limitations and qualifications also apply to our opinions, and we express no opinion in any such case with respect to:

(i) The effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors, including the United States Bankruptcy Code in its entirety and any applicable state laws regarding fraudulent transfers, obligations and conveyances, and regarding receiverships;

(ii) The effect of general principles of equity, whether applied by a court of law or equity, including: (A) principles governing the availability of specific performance, injunctive relief or other judicial or equitable remedies, (B) principles affording traditional equitable defenses (e.g., waiver, laches and estoppel), (C) good faith and fair dealing, (D) reasonableness, (E) materiality of the breach, (F) impracticality or impossibility of performance, (G) the effect of obstruction, failure to perform or otherwise to act in accordance with an agreement by any person other than the Company and the Guarantors, (H) the effect of Section 1-102(3) of Article 9 of the Uniform Commercial Code as in effect in the State of Georgia on this date, and (I) unconscionability;

(iii) The effect and possible unenforceability of contractual provisions (A) providing for choice of governing law, (B) purporting to waive certain rights of guarantors, (C) requiring indemnification for, or providing exculpation, release or exemption from liability for, action or inaction to the extent that such action or inaction involves negligence or willful misconduct or to the extent otherwise contrary to public policy, (D) imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages, or for premiums on payment, acceleration, redemption, cancellation or termination, to the extent any such provisions are deemed to be penalties or forfeitures, (E) stating that waivers or consents by a party may not be given effect unless in writing or in compliance with particular requirements or that a person’s course of dealing, course of performance, or the like, or failure or delay in taking actions, may not constitute a waiver of related rights or provisions or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind, (F) stating that enumerated remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative, (G) stating that determinations by a party or a party’s designee are conclusive or presumed correct, (H) permitting modifications of an agreement only in writing, (I) stating that the provisions of an agreement are severable, or (J) permitting the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform;

(iv) The possible unenforceability of waivers or advance consents that have the effect of waiving statutes of limitations, marshalling of assets or similar requirements, or as to the jurisdiction of courts, the venue of actions, the right to jury trial, or, in certain cases, notice;

(v) The possible unenforceability of certain self-help and non-judicial remedies, such as a right, without judicial process, to enter upon, to take possession of, to collect, retain, use and enjoy rents, issues and profits from property, or to manage property;

(vi) The validity, enforceability, perfection or priority of any lien granted under the Security Documents;

(vii) The effect of course of dealing, course of performance, or the like, that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement;

(viii) The effect of provisions (A) as to rights of set-off otherwise than in accordance with applicable law, (B) respecting sale or disposal of collateral or property otherwise than in compliance with applicable law, (C) with respect to a party’s right to collect a deficiency except upon compliance with applicable law, (D) purporting to entitle a party, as a matter of right and without court approval after required showings, to the appointment of a receiver or to obtain a writ of possession without notice or a hearing, or (E) purporting to alter the rule of contract construction that a contract shall be construed against the drafter thereof;

(ix) The effect of Official Code of Georgia Annotated Section 13-1-11 on provisions relating to attorney’s fees and the effect of laws requiring mitigation of damages; and

(x) Compliance with the interest and usury laws of any jurisdiction other than the State of Georgia.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions expressed herein are limited to, the federal laws of the United States, the laws of the State of Georgia, the laws of the State of New York, Chapter 78 of the Nevada Revised Statutes, the General Corporation Law of the State of Delaware, the North Carolina Business Corporation Act and the Pennsylvania Business Corporation Law of 1988.  We express no opinion with respect to the laws of any other jurisdiction or, in the case of Nevada, Delaware, North Carolina and Pennsylvania, any other laws.

This opinion is given as of the date hereof, and we expressly disclaim any duty to update this opinion in the future, including if there were to be any changes in relevant fact or law that may change or otherwise affect any of the opinions or confirmations contained herein.

We hereby consent to the reference to our name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement and further consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

KILPATRICK STOCKTON, LLP

By:  /s/ W. Randy Eaddy
W. Randy Eaddy, a Partner

Annex A
Guarantors

Subsidiary	Jurisdiction of Organization
Bentley Mills, Inc.	Nevada (USA)
Bentley Prince Street, Inc.	Delaware (USA)
Commercial Flooring Systems, Inc.	Pennsylvania (USA)
Flooring Consultants, Inc.	Arizona (USA)
FLOR, Inc.	Georgia (USA)
Interface Americas Holdings, LLC	Georgia (USA)
Interface Americas, Inc.	Georgia (USA)
Interface Americas Re:Source Technologies, LLC	Georgia (USA)
Interface Architectural Resources, Inc.	Michigan (USA)
InterfaceFLOR, LLC	Georgia (USA)
Interface Global Company ApS	Denmark and Delaware (USA)
Interface Overseas Holdings, Inc.	Georgia (USA)
Interface Real Estate Holdings, LLC	Georgia (USA)
InterfaceSERVICES, Inc.	Georgia (USA)
Quaker City International, Inc.	Pennsylvania (USA)
Re:Source Americas Enterprises, Inc.	Georgia (USA)
Re:Source Minnesota, Inc.	Minnesota (USA)
Re:Source New York, Inc.	New York (USA)
Re:Source North Carolina, Inc.	North Carolina (USA)
Re:Source Oregon, Inc.	Oregon (USA)
Re:Source Southern California, Inc.	California (USA)
Re:Source Washington, D.C., Inc.	Virginia (USA)
Southern Contract Systems, Inc.	Georgia (USA)
Superior/Reiser Flooring Resources, Inc.	Texas (USA)